EXHIBIT  99.21
--------------


                                                                       CDEX INC.
                                              THE TECHNOLOGY DEVELOPMENT COMPANY
August  27,  2002

Mr.  Frank  Arnold
Outside  Council  for
Loch  Harris,  Inc.
1807  West  Slaughter  Lane  #200-506
Austin,  Texas  78748

                  RE:  ACTIONS  WITH  RESPECT  TO  CDEX  SHARES

Dear  Mr.  Arnold:

     I am writing in response to the actions recently taken by Loch Harris with respect to the 48,000,000 shares of CDEX common stock that were issued to Loch Harris pursuant to the Asset Purchase Agreement, dated August 4, 2001, between CDEX and Loch Harris, to make clear CDEX's position with respect to those actions.

     You recently faxed to my attention a draft trust agreement developed by other attorneys, pursuant to which those shares of CDEX common stock would be transferred to a trust, for eventual distribution to the Loch Harris stockholders. While we had not researched the issue, we were not opposed, in principle, to the idea of using a trust or some similar mechanism to assure the safekeeping of those shares of CDEX common stock, pending their legal distribution to the Loch Harris shareholders. However, from our discussions we both agreed that the draft trust agreement had serious deficiencies that required remedying. For example, the draft trust agreement stated that voting rights with respect to the shares of CDEX common stock would shift to the trustees upon transfer of shares to the trust. This would be in direct violation of the Asset Purchase Agreement, which states that the voting rights of those shares are to remain with the CDEX Board of Directors until distribution to the Loch Harris shareholders or until it is determined that such distribution is "legally impossible or economically impractical." Under the Asset Purchase Agreement, even after such a determination is made, voting rights with respect to the shares of CDEX common stock are to remain with the CDEX Board of Directors until the shares are "transferred or assigned to parties not controlled in any fashion by Loch or its Officers or Directors." With these and other deficiencies in mind, we asked our attorneys to prepare, on an expedited basis, a revised draft trust agreement, a copy of which was sent to you via e-mail on August 20, 2002.

     After expediting delivery of the draft trust agreement to you, in parallel we also had our attorneys look at the securities law implications of transferring the shares of CDEX common stock to a trust in the manner contemplated by Loch Harris. After such review, we were advised that a transfer of the shares of CDEX common stock to a trust in such a manner would appear to constitute an unregistered transfer of such shares, in violation of federal securities laws. We promptly called you to inform you of those concerns, leaving voice mail messages starting Thursday, August 22, and finally discussing the concerns with you on Monday, August 26. We are formally documenting our actions in this letter.

     Obviously, if utilizing such an approach would violate applicable law, CDEX is opposed to it. Please keep in mind that CDEX is entitled to refuse transfer of record ownership of shares of CDEX stock when such transfer would be legally flawed, such as in violation of applicable securities laws. For example, CDEX would refuse any transfer of record ownership of those 48,000,000 shares of CDEX common stock other than in strict conformity with the Asset Purchase Agreement (which has the expressed intent of distribution of those shares on a pro-rata basis to Loch Harris shareholders) and applicable laws and regulations. Accordingly, we request that you disregard the draft trust agreement that we sent to you and closely examine this issue from a federal securities law perspective. If, after such review, Loch Harris determines that there is no legal impediment to utilizing the trust approach and provides a written Legal Opinion from qualified securities counsel to that affect, CDEX will consider such opinion in fulfilling our obligations in relation to the transfer of ownership rights.

     While we have already alerted you to the content of this letter, we are sending this letter by express mail with an expedited copy provided by e-mail. Further, we are willing to provide reasonable assistance in creating a satisfactory result for all the parties, within the bounds of strict compliance with applicable law. Please do not hesitate to contact me at CDEX's offices to further discuss these matters.


                              Sincerely,


                              Malcolm  H.  Phillips,  Jr.
                              President  and  Chief  Executive  Officer



               1700 Rockville Pike, Suite 400, Rockville, MD 20852
                                www.cdex-inc.com
                                ----------------